Exhibit 4.60

Beijing Lei Ting Wan Jun Network Technology Ltd.

and

Beijing Bai Jia International Ecommerce Co., Ltd.

Domain Name Transfer Agreement

relating to

Transfer of the Domain Name “tom.com.cn”

Domain Name Transfer Agreement

THIS AGREEMENT (hereinafter referred to as the “Agreement”) is entered into by and between Beijing Lei Ting Wan Jun Network Technology Ltd. (hereinafter referred to as “Lei Ting Wan Jun”) and Beijing Bai Jia International Ecommerce Co., Ltd. (hereinafter referred to as “Bai Jia”) and comes into effect on the latter date of signature..

RECITALS

WHEREAS Lei Ting Wan Jun is a company which is incorporated in the People’s Republic of China (hereinafter referred to as “PRC”) with its address at 8F, W3 Office Building, Oriental Economic and Trade City, Oriental Plaza, Chang’an Street (E), Dongcheng District, Beijing.

WHEREAS Bai Jia is a company which is incorporated in PRC with its address at Room 1105-1108, Suite A of Jia Jing Tian Cheng, No. A2 Wang Jing Wang Jing Central Round Road (S), Chao Yang District, Beijing

WHEREAS Bai Jia has registered tom.com.cn (hereinafter referred to as the “Target Domain Name”), and the registration service organization of the Target Domain Name is China Net International Information Technology (Beijing) Co., Ltd. (hereinafter referred to as “China Net”);

WHEREAS Lei Ting Wan Jun wishes to obtain the Target Domain Name;

WHEREAS through amicable negotiation, Lei Ting Wan Jun and Bai Jia agree to take necessary actions to transfer the Target Domain Name to Lei Ting Wan Jun as follows:

NOW THEREFORE, on the basis of consideration agreed by mutual covenants and warranties under this Agreement and other relevant considerations, and on the premises of confirmation on the consideration agreed, it is hereby agreed that:

1.	Bai Jia agrees to transfer the Target Domain Name to Lei Ting Wan Jun, while Lei Ting Wan Jun agrees to pay total RMB 211,640.00 (hereinafter referred to as the “Payment”) as the transfer consideration in accordance with the following provisions.

2.	Upon effectiveness of this Agreement comes into effect, Lei Ting Wan Jun shall execute China Net Domestic Domain Name Transfer Agreement and deliver the agreement and other necessary documents for transfer of domain name to Bai Jia. Meanwhile, Lei Ting Wan Jun shall remit RMB 100,000 to the bank account appointed by Bai Jia or pay the amount by check, and Bai Jia shall issue a qualified invoice to Lei Ting Wan Jun within one (1) working day of receipt of such payment.

3.	Within two (2) working days of receipt of RMB 100,000 and China Net Domestic Domain Name Transfer Agreement, Bai Jia shall execute the China Net Domestic Domain Name Transfer Agreement and coordinate with Beijing Newsboy Ecommerce Co., Ltd. to execute the agreement and deliver the agreement and other necessary documents of Bai Jia and Lei Ting Wan Jun for the transfer of domain name to China Net, to facilitate transfer of the Target Domain Name. Bai Jia shall notify Lei Ting Wan Jun within one (1) working day of the delivery above.

4.	Bai Jia shall be responsible for communication with China Net and warrant to complete the transfer with three (3) working days upon effectiveness of this Agreement. Whether the transfer of Target Domain Name is complete shall be evidenced as the notice of China Net and search results in the China Internet Network Information Center.

5.	Bai Jia shall bear all the transfer expenses and any possible taxes and fees in the course of the contemplated transfer.

6.	Lei Ting Wan Jun shall remit the remaining Transfer Price of RMB 111,640 to the bank account appointed by Bai Jia or pay such amount in check within ten (10) working day upon completion of Target Domain Name transfer, and Bai Jia shall issue a qualified invoice to Lei Ting Wan Jun within one (1) working day of receipt of such Transfer Price.

7.	Either Party warrants hereby that it shall not disclose this Agreement to any third party in any form, especially the Transfer Price paid by Lei Ting Wan Jun.

8.	The Parties agree that where either Party breaches any provision of this Agreement, the breaching Party shall bear the reasonable attorney fee, expenses, losses and costs suffered by the performing Party including the expense for performance of this Agreement, and refund in full the paid Transfer Price to the performing Party immediately and unconditionally.

9.	Whereas Bai Jia applied for the registration of the Target Domain Name through Beijing Newsboy Ecommerce Co., Ltd. which is the distributor of China Net, Bai Jia shall coordinate with Beijing Newsboy Ecommerce Co., Ltd. to complete domain name transfer procedures (including but not limited to obtaining the signature and affixing seal of Beijing Newsboy Ecommerce Co., Ltd. on the China Net Domestic Domain Name Transfer Agreement) and bear all the expenses incurred therefrom.

10.	Bai Jia warrants that it owns legal ownership of the Target Domain Name and has the right to transfer it to Lei Ting Wan Jun. Any dispute between one Party and any third Party arising from the transfer of the Target Domain Name shall be settled by Bai Jia, and Bai Jia shall indemnify Lei Ting Wan Jun against any losses suffered by Lei Ting Wan Jun thereof.

11.	The Parties agree that this Agreement constitutes the entire understanding between them, and shall not be modified or amended without the written consent of both Parties. Provided any part of this Agreement were ruled unenforceable or invalid by a competent court, the remaining provisions shall be still binding on both Parties, as if the invalid or unenforceable provisions have been deleted.

12.	This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China

13.	The Parties agree to try to settle any disputes arising from this Agreement through consultation, and if no settlement is reached through such discussion, the Parties shall submit the dispute to a competent court for settlement.

14.	This Agreement shall be binding on and come into effect on the basis of the benefits of the Parties and their respective successors, assignees, executors and other representatives.

15.	Each agrees that it shall execute all the instruments and take all actions which shall affiliate full enforcement of this Agreement to go with the provisions and purpose of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed by the representatives duly authorized by the Parties in two counterparts and comes into effect upon execution.

Beijing Lei Ting Wan Jun Network Technology Ltd.

Signature and Seal:

/s/
Date: September 27, 2005

Beijing Bai Jia International Ecommerce Co., Ltd.

Signature and Seal:

/s/
Date: October 18, 2005

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